IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


In re:                                                )
                                                      )     Chapter 11
                                                      )
UNITED PETROLEUM CORPORATION,                         )
                                                      )
                                                      )     Case No. 99-88 (PJW)
                                                      )
                           Debtor.                    )
                                                      )
-----------------------------------------------------



            SECOND AMENDED PLAN OF REORGANIZATION UNDER CHAPTER 11 OF
              THE BANKRUPTCY CODE FOR UNITED PETROLEUM CORPORATION






















Dated:   July 23, 1999

         Pursuant to section 1121(c) of the Bankruptcy Code, United Petroleum Corporation proposes this chapter 11 plan:

                                   ARTICLE I.

                         DEFINITIONS AND INTERPRETATION

1.1.     Definitions.

         The capitalized terms used herein shall have the respective meanings set forth below:

                  (a) "Administrative Expense Claim" means a Claim incurred by the Debtor (or its Estate) on or after the Petition Date and before the Effective Date for a cost or expense of administration in the Chapter 11 Case entitled to priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code.

                  (b) "ADR" means the Alternative Dispute Resolution Procedure for Treatment of Securities Claims pursuant to the Plan as attached to the Plan as Appendix II.

                  (c) "Affiliate" means, with respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person was a debtor in a case under the Bankruptcy Code.

                  (d)  "Allowed," when used

                           (i) with  respect  to any  Claim,  except for a Claim
                  that is an Administrative Expense Claim or a Securities Claim, means such Claim (A) to the extent it is not a Contested Claim as of the Effective Date; (B) to the extent it may be set forth pursuant to any stipulation or agreement that has been approved by Final Order of the Bankruptcy Court; (C) to the extent it is a Contested Claim as of the Effective Date, proof of which was filed timely with the Bankruptcy Court, and (I) as to which no objection was filed by the Objection Deadline (as specified in Section 10.1 of the Plan), unless such Claim is to be determined in a forum other than the Bankruptcy Court, in which case such Claim shall not become Allowed until determined by Final Order of such other forum and allowed by Final Order of the Bankruptcy Court; or (II) as to which an objection was filed by the Objection Deadline, to the extent allowed by a Final Order; or (D) which otherwise becomes an Allowed Claim as provided in the Plan;

                           (ii) with respect to any  Securities  Claim,  means a
                  Securities Claim to the extent (A) it has become "Allowed" pursuant to the ADR or (B) it may be set forth pursuant to any stipulation or agreement that has been approved by Final Order of the Bankruptcy Court; or

                           (iii) with respect to an Administrative Expense Claim, means an Administrative Expense Claim, that has become "Allowed" pursuant to the procedures set forth in Article V of the Plan; or

                           (iv) with  respect to any Equity  Interest,  means an
                  Equity Interest, proof of which was timely and properly filed or, if no proof of interest was filed, which has been or hereafter is listed by the Debtor on its Schedules as fixed in amount and not disputed or contingent, and, in either case, as to which no objection to the allowance thereof has been interposed on or before the Effective Date, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the holder of such Equity Interest.

                  (e) "Ballot" means the form or forms that will be distributed along with the Disclosure Statement to holders of Allowed Claims and Equity Interests in classes that are Impaired under the Plan and entitled to vote, which the holders of Impaired Claims and Equity Interests may use to vote to accept or reject the Plan.

                  (f) "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, and codified at title 11 of the United States Code and as applicable to the Chapter 11 Case.

                  (g) "Bankruptcy Court" means the Bankruptcy Court unit of the United States District Court for the District of Delaware, or such other court having jurisdiction over the Chapter 11 Case.

                  (h) "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court pursuant to section 2075 of title 28 of the United States Code and as applicable to the Chapter 11 Case.

                  (i) "Bar Date" means March 30, 1999, the date set by the Bankruptcy Court as the last day for the filing of proofs of claim against the Debtor.

                  (j) "Business Day" means any day on which commercial banks are open for business in both New York, New York and Knoxville, Tennessee.

                  (k)  "Calibur"  means  Calibur  Systems,   Inc.,  a  Tennessee
         corporation, which is a wholly-owned subsidiary of UPC.

                  (l) "Cash" means legal tender of the United States of America or cash equivalents.

                  (m) "Calibur A Note" means that certain promissory note, dated August 5, 1998, made payable by Calibur, UPC and Jackson to Infinity in the original principal amount of $4,200,000, the payment of which is
         (i) guaranteed by UPC's President, Michael Thomas, and (ii) secured by a lien in and to assets of UPC, Calibur and Jackson that is pari passu with the liens that secure payment of the Calibur B Note.

                  (n) "Calibur B Note" means that certain promissory note dated August 5, 1998, made payable by Calibur, UPC and Jackson to Infinity in the original principal amount of $2,800,000, the payment of which is secured by a lien in and to assets of UPC, Calibur and Jackson that is pari passu with the liens that secure payment of the Calibur A Note.

                  (o) "Causes of Action" means all claims, rights, actions, causes of action, liabilities, obligations, suits, debts, remedies, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments, whether known or unknown and whether asserted or unasserted.

                  (p) "Chapter 11 Case" means the Debtor's case under chapter 11 of the Bankruptcy Code pending before the Bankruptcy Court and styled In re United Petroleum Corporation, Case No. 99-88(PJW).

                  (q)  "Claim"  means (i) any right to payment  from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured or (iii) any right under section 502(h) of the Bankruptcy Code.

                  (r) "Collateral" means any Estate Asset subject to a Lien.

                  (s) "Common Equity Interest" means any share or other instrument (including, without limitation, the Old UPC Common Stock) evidencing a common stock ownership interest in the Debtor, whether or not transferable or denominated "stock", or similar security, and any warrant or right, other than a right to convert, to purchase, sell, or subscribe to a common stock ownership interest in the Debtor.

                  (t) "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket with respect to the Chapter 11 Case.

                  (u) "Confirmation Hearing" means the hearing held by the Bankruptcy Court, as it may be continued from time to time, on confirmation of the Plan.

                  (v) "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan.

                  (w)  "Contested," when used

                           (i) with respect to a Claim,  other than a Securities
                  Claim, means a Claim (A) that is listed in the Schedules as disputed, contingent, or unliquidated, in whole or in part;
                  (B) that is listed in the Schedules as undisputed, liquidated, and not contingent and as to which a proof of claim has been filed with the Bankruptcy Court, to the extent the proof of claim amount exceeds the scheduled amount; (C) that is not listed in the Schedules, but as to which a proof of claim has been filed with the Bankruptcy Court; or (D) as to which an objection has been filed before the Effective Date, provided, that a Claim that is Allowed by Final Order or pursuant to the Plan on or before the Effective Date shall not be a Contested Claim; and

                           (ii) with respect to a Securities  Claim,  means such
                  Claim to the extent it has not become an Allowed Claim pursuant to the ADR; provided, that a Claim that is Allowed by Final Order or pursuant to the Plan on or before the Effective Date shall not be a Contested Claim.

                  (x) "Debentures" means, collectively, the following debentures, together with all amendments thereto, and all documents, instruments, and agreements executed and delivered in connection therewith:

                           (i)  The   Debtor's  six  percent   (6%)  convertible
                  debentures that matured on August 1, 1998;

                           (ii) The  Debtor's  seven  percent  (7%)  convertible
                  debentures that mature on September 1, 1999; and

                           (iii) The Debtors eighteen percent (18%)  convertible
                  debentures that matured on February 28, 1998.

                  (y) "Debenture Claim" means a Claim arising under or relating in any way to the Debentures, including any Claim for accrued and unpaid interest.

                  (z) "Debtor" or "UPC" means United Petroleum Corporation, a Delaware corporation, the debtor and debtor in possession in this Chapter 11 Case.

                  (aa) "Deficiency Amount" means, with respect to a Secured Claim, the amount by which the Claim exceeds the sum of (i) any set-off rights of the holder of such Claim against the Debtor under Bankruptcy Code sections 506 and 553, plus (ii) the net proceeds realized by the holder of such Claim from the disposition of the Collateral securing such Claim or, if such Collateral is not liquidated to Cash, the value of the interest of the holder of the Claim in the Debtor's interest in such Collateral, as determined by the Bankruptcy Court under Bankruptcy Code section 506; provided, that if the holder of a Claim that is secured by a Lien on Collateral makes the election provided in Bankruptcy Code section 1111(b), there shall be no Deficiency Amount in respect of such Claim.

                  (bb) "Disallowed," when used with respect to a Claim, means a Claim that has been disallowed by a Final Order of the Bankruptcy Court.

                  (cc) "Disbursing Agent" means any Person designated by the Proponent to make distributions required under the Plan which may include, without limitation, UPC, any financial institution of recognized standing, or such other disbursing agent as may be approved by the Proponent.

                  (dd) "Disbursing Agreement" means, with respect to any Disbursing Agent (other than UPC), the agreement referenced in Article XI of the Plan which shall govern the rights and obligations of the Disbursing Agent. The Disbursing Agreement will be in substantially the form thereof filed as a Plan Document, unless UPC serves as the Disbursing Agent, in which case, the Plan shall be the Disbursing Agreement.

                  (ee) "Disclosure Statement" means the disclosure statement respecting the Plan, as approved by the Bankruptcy Court as containing adequate information in accordance with Section 1125 of the Bankruptcy Code, all exhibits and annexes thereto and any amendments or modifications thereof.

                  (ff) "Distribution Date" means, (i) for any Claim that is an Allowed Claim on the Effective Date, as soon as practicable after the occurrence of the Effective Date; (ii) for any Claim that is neither a Disallowed Claim nor an Allowed Claim on the Effective Date, the first Business Day after such Claim becomes an Allowed Claim, or as soon as practicable thereafter; provided, that with respect to Securities Claims, the Distribution Date shall be determined by the UPC Trustee, consistent with the ADR and UPC Trust.

                  (gg) "Distribution Record Date" means the record date fixed for voting on the Plan.

                  (hh) "Effective Date" means (i) the first Business Day after the Confirmation Date upon which the transactions consummated by the Merger Agreement are consummated, or (ii) a Business Day selected by the Debtor after the first Business Day which is ten (10) days after the Confirmation Date on which (y) the Confirmation Order is not stayed and (z) all conditions to the entry of the Confirmation Order and the occurrence of the Effective Date have been satisfied or waived as provided in Article XIII of the Plan.

                  (ii)  "Equity  Interest"  means  (a)  the  legal,   equitable,
         contractual and other rights of any Person with respect to Old UPC Common Stock, Old UPC Preferred Stock, or any other equity security of the company and (b) the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing.

                  (jj)  "Estate"  means the  estate  of the  Debtor  created  by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Case.

                  (kk) "Estate Asset" means any property, right, or interest in property that is included in the Estate of the Debtor.

                  (ll) "Estimated Claims Order" means any order of the Bankruptcy Court estimating any Claim or the aggregate amount of all Claims in any class created under the Plan to aid in the confirmation of the Plan, or the calculation of distributions under the Plan.

                  (mm) "Fairway" means Fairway Capital Limited, a Nevis, West Indies corporation.

                  (nn) "Farm Stores" means all of the ninety-two (92) walk-in convenience stores owned or leased by various entities in which the FSCI Shareholder has a partnership interest, and all inventory, fixtures, equipment, merchandise, accounts and general intangibles associated therewith, except as otherwise provided in the Merger Agreement.

                  (oo) "Farm Stores Assets" shall mean all of the assets held by FSCI, as more fully described in the Merger Agreement, immediately preceding consummation of the Merger, including, but not limited to, partnership and other interests in the Farm Stores, the Farm Stores Real Estate, and the Farm Stores License.

                  (pp) "Farm Stores License" means the royalty-free license to use the "Farm Stores" name and all related trademarks in connection with the operation of the Farm Stores Assets. The Farm Stores License shall be in substantially the form attached as an Exhibit to the Merger Agreement.

                  (qq) "Farm Stores Real Estate" means the real property owned by various entities in which the FSCI Shareholder has a partnership interest and used in connection with nine (9) of the Farm Stores.

                  (rr) "FSCI" means F.S. Convenience Stores, Inc., a Florida corporation.

                  (ss) "FSCI Shareholder" means the holder or holders of 100% of the equity interest of FSCI.

                  (tt) "FSG"   means   Farm  Stores  Grocery,  Inc.,  a  Florida
         corporation.

                  (uu) "FSG Equity Interest" means a ten percent (10%) ownership interest in FSG.

                  (vv) "Fee Application" means an application of a Professional Person under section 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Case.

                  (ww) "Fee Claim" means a Claim under section 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Case.

                  (xx) "Final Order" means (i) an order or judgment of the Bankruptcy Court or any other court or adjudicative body as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or, (ii) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Rule 7024 of the Bankruptcy Rules may be filed with respect to such order.

                  (yy) "General Unsecured Claim" means any Claim that is not an Administrative Expense Claim, a Priority Tax Claim, a Priority Non-Tax Claim, the Infinity Secured Claim, a Secured Claim, a Debenture Claim or a UPC Securities Claim.

                  (zz) "Infinity" means Infinity Investors Limited, a Nevis, West Indies corporation.

                  (aaa) "Infinity Party" means Infinity, Fairway, and Seacrest, and each of their respective Affiliates, officers, directors, managers, stockholders, investors, agents, attorneys and representatives, including, without limitation, Clark K. Hunt.

                  (bbb) "Infinity Secured Claim" means the Secured Claims of Infinity under the Calibur A Note and the Calibur B Note (and all related security agreements, instruments and documents).

                  (ccc) "Infinity Securities Claim" means any Cause of Action against the Infinity Parties arising from or in connection with the sale, offer, exchange, conversion, or issuance of, or any transaction involving, the Common Equity Interests, including without limitation, the Causes of Action asserted in the Pisacreta/Tucci Action, but excluding derivative Causes of Action that are property of the Estate.

                  (ddd) "Infinity Settlement Agreement" means the agreement dated as of the Effective Date among the Debtor, the Infinity Parties and The UPC Trust, providing for the settlement of all Causes of Action that have been, are, or may be asserted by or on behalf of any of the parties thereto against any of the parties thereto as set forth in
         Section 14.1 of the Plan. The Infinity Settlement Agreement shall be substantially in the form thereof filed as a Plan Document.

                  (eee) "Jackson" means Jackson-United Petroleum Corporation, a Kentucky corporation, which is a wholly-owned subsidiary of UPC.

                  (fff) "Lien" shall have the meaning assigned to it in section 101(37) of the Bankruptcy Code.

                  (ggg) "Management Agreement" means the agreements to be entered into as of the Effective Date between the management of UPC and UPC Merger Sub and FSG regarding the management of FSG from and after the Effective Date. The Management Agreement shall be in substantially the form thereof filed as a Plan Document.

                  (hhh) "Merger" means the combination of FSCI with and into UPC Merger Sub, with UPC Merger Sub being the surviving corporation, upon the terms and conditions set forth in the Merger Agreement.

                  (iii) "Merger Agreement" means the agreement and plan of merger to be entered into by and among UPC, UPC Merger Sub and FSCI. The Merger Agreement shall be in substantially the form attached hereto as Appendix I.

                  (jjj) "Merger Consideration" consideration means the consideration to be received by the FSCI Shareholders under the Merger Agreement, to wit, (i) $3 million Cash Payment delivered to the FSCI Shareholder; (ii) 2,400,000 shares of New UPC Common Stock delivered to the FSCI Shareholder, and, (iii) 70,000 shares New UPC Preferred Stock delivered to the FSCI Shareholder.

                  (kkk) "Merger Financing" means the financing, as contemplated in the Merger Agreement, in the original principal amount of up to $23.0 million, secured by a Lien on the Farm Stores Assets, the proceeds of which shall be used, inter alia, to pay the Merger Consideration and to execute and perform the $17 million obligation under the Toni Option. Upon consummation of the Merger, the Merger Financing shall be an obligation of UPC Merger Sub.

                  (lll) "New UPC Bylaws" means the Bylaws of United Petroleum Corporation, as amended and restated pursuant to the Plan. The New UPC Bylaws shall be in substantially the form thereof filed as a Plan Document.

                  (mmm) "New UPC Charter" means the Certificate of Incorporation for United Petroleum Corporation, as amended and restated pursuant to the Plan. The New UPC Charter shall be in substantially the form thereof filed as a Plan Document.

                  (nnn) "New UPC Common Stock" means the 10,000,000 shares of UPC common stock which shall be authorized for issuance under the New UPC Charter; 5,000,000 of which shares shall be issued and outstanding on the Effective Date pursuant the transactions to occur thereon under the Plan and the Merger Agreement.

                  (ooo) "New UPC Preferred Stock" means the 300,000 shares of UPC Class A Preferred Stock which shall be authorized for issuance under the New UPC Charter; 70,000 of which shares shall be issued to Infinity on the Effective Date in full satisfaction of the obligations under the Calibur A Note and the Calibur B Note, and 70,000 of which shares shall be issued to the FSCI Shareholder in conjunction with the transactions contemplated in the Merger Agreement.

                  (ppp) "Old UPC Common Stock" means the issued and outstanding shares of common stock of UPC immediately before the occurrence of the Effective Date; to wit 30,565,352 shares.

                  (qqq) "Old UPC Preferred Stock" means the issued and outstanding shares of preferred stock of UPC immediately before the occurrence of the Effective Date; to wit 9,912 shares of Class A Preferred Stock of UPC and 1,833 shares of Class B Preferred Stock of UPC.

                  (rrr)  "Penalty  Claims" means Claims and Causes of Action for
         noncompensatory,   statutory,   exemplary,   or  punitive  damages,  or
         penalties.

                  (sss) "Person" means an individual, corporation, partnership, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity, or political subdivision thereof, or any other entity.

                  (ttt)  "Petition Date" means January 14, 1999.

                  (uuu) "Pisacreta/Tucci Action" means that certain lawsuit entitled Pisacreta v. Infinity Investors Limited et al., Civil Action No. 3:97-CV-226 in the United States District Court for the Eastern District of Tennessee, as amended to include the allegations originally asserted in the Tucci Action.

                  (vvv)  "Plan"   means   this  chapter  11  plan,  as it may be
               modified from time to time in compliance with the Bankruptcy Code and the Bankruptcy Rules.

                  (www) "Plan Documents" means the documents that aid in effectuating the Plan as specifically identified as such herein, including but not limited to, the Merger Agreement, the Management Agreement and the Farm Stores License.

                  (xxx) "Preferred Equity Interest" means any (1) shares or other instruments (including, without limitation, the Old UPC Preferred Stock) evidencing a preferred stock ownership interest in the Debtor, whether or not transferable or denominated "stock,"; (2) Cause of Action arising under or in any way relating to a share or shares of Old UPC Preferred Stock; or (3) unpaid dividends with respect to a share or shares of Old UPC Preferred Stock.

                  (yyy) "Post-Confirmation Interest" means simple interest at the rate of 6.00% per annum or such other rate as the Bankruptcy Court may determine at the Confirmation Hearing is appropriate; such interest to accrue from the date of the entry of an order allowing a Claim until such Claim is paid.

                  (zzz)  "Priority  Non-Tax  Claim"   means  any Claim  accorded
               priority in right of payment under section  507(a)(3),  (4), (5),
               (6), or (7) of the Bankruptcy Code.

                  (aaaa) "Priority  Tax  Claim"  means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

                  (bbbb) "Professional  Person"  means  a  Person retained or to be compensated pursuant to section 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code.

                  (cccc) "Proponent" means the Debtor.

                  (dddd) "Pro Rata Share"  means the  proportion that the amount of an Allowed Claim or Equity Interest in a particular class of Claims or Equity Interests bears to the aggregate amount of all Claims or Equity Interests in such class, including Contested Claims and Equity Interests, but not including Disallowed Claims and Equity Interests, (i) as calculated by the Disbursing Agent, or the UPC Trustee, as applicable, on or before any Distribution Date; or (ii) as determined by the Bankruptcy Court in an Estimated Claims Order, if such an order is sought and obtained.

                  (eeee) "Schedules"   means  the   schedules  of   assets   and
               liabilities and the statements of financial affairs filed by the Debtor as required by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules and statements have been or may be supplemented or amended.

                  (ffff) "Seacrest" means Seacrest Capital Limited, a Nevis,
               West Indies corporation.

                  (gggg) "Secured  Claim"  means  (i) a Claim  secured by a Lien on any Estate Asset, which Lien is valid, perfected, and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or other applicable non-bankruptcy law, and which is duly established in the Chapter 11 Case, but only to the extent of the value of the Collateral that secures payment of the Claim; (ii) a Claim that is subject to a valid right of setoff under section 553 of the Bankruptcy Code; and (iii) a Claim allowed under the Plan as a Secured Claim.

                  (hhhh) "Securities Claim" means either a UPC Securities Claim or an Infinity Securities Claim.

                  (iiii) "Securities   Claims  Resolution  Facility"  means  the
               facility to be established or designated by the UPC Trustee for the purpose of liquidating Securities Claims as specified in the ADR.

                  (jjjj) "Toni" means Toni Gas & Food Stores, Inc.

                  (kkkk) "Toni Option"  means  that certain  agreement  between, among others, Toni and FSCI, under which, FSCI has the option of purchasing from Toni, for $17 million, all partnership and other interests which relate to the Farm Stores, and which are not already owned by FSCI or the FSCI Shareholder.

                  (llll) "Thomas Guarantee"  means  the guarantee of the Calibur
               A Note by UPC's president, Michael Thomas.

                  (mmmm) "UPC Merger Sub"  means  United  Petroleum  Subsidiary,
               Inc., a Delaware corporation and the wholly-owned subsidiary of UPC created for the purpose of consummating the Merger.

                  (nnnn) "UPC  Securities  Claim"   means  any  Cause  of Action
               against the Debtor arising from or in connection with the sale, offer, exchange, conversion or issuance of, or any transaction involving, the Common Equity Interests, including without limitation, any Causes of Action asserted against the Debtor in the Pisacreta/Tucci Action.

                  (oooo) "UPC Trust" means the trust to be established  pursuant to Section 7.1 of the Plan and the UPC Trust Agreement.

                  (pppp) "UPC  Trust  Agreement"   means  the   trust  agreement
               between the Debtor, Infinity and the UPC Trustee, dated as of the Effective Date. The UPC Trust Agreement shall be in substantially the form thereof filed as a Plan Document.

                  (qqqq) "UPC Trustee"  means  the Person that is duly appointed and qualified to serve as the trustee of the UPC Trust pursuant to the terms and conditions of the Plan and the UPC Trust Agreement and as approved by the Bankruptcy Court.

1.2.     Interpretation.

         Unless otherwise specified, all section, article, and exhibit references in the Plan are to the respective section in, article of, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender. The Disclosure Statement may be referred to for purposes of interpretation to the extent any term or provision of the Plan is determined by the Bankruptcy Court to be ambiguous.

1.3.     Application of Definitions and Rules of
         Construction Contained in the Bankruptcy Code.

         Words and terms defined in section 101 of the Bankruptcy Code shall have the same meaning when used in the Plan, unless a different definition is given in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

1.4.     Other Terms.

         The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.

1.5.     Appendices and Plan Documents.

         All Appendices to the Plan and the Plan Documents are incorporated into the Plan by this reference and are a part of the Plan as if set forth in full herein.

                                   ARTICLE II.

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

2.1.     Claims and Equity Interests Classified.

         For purposes of organization, voting, and all confirmation matters, except as otherwise provided herein, all Claims (except for Administrative Expense Claims, and Priority Tax Claims) and all Equity Interests shall be classified as set forth in this Article II of the Plan.

2.2.     Administrative Expense Claims and Priority Tax Claims.

         As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims shall not be classified for purposes of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims on the terms set forth in Article V of the Plan.

2.3.     Claims and Equity Interests.

         The Plan classifies the Claims against and Equity Interests in the Debtor as follows:

                  (a)      Class 1: Priority Non-Tax Claims

                  (b)      Class 2: Infinity Secured Claim

                  (c)      Class 3: Secured  Claims  (other  than  the  Infinity
                                    Secured Claim)

                  (d)      Class 4: General Unsecured Claims

                  (e)      Class 5: Debenture Claims

                  (f)      Class 6: Preferred Equity Interests

                  (g)      Class 7: Common Equity Interests

                  (h)      Class 8: UPC Securities Claims

2.4.     Separate Classification of Secured Claims.

         Although placed in one category for purposes of convenience, each Claim that is determined to be a Secured Claim shall be treated as though in a separate class (to be designated as Class 3A, Class 3B, Class 3C, etc.) for purposes of voting and receiving distributions under the Plan.

                                  ARTICLE III.

                           IDENTIFICATION OF IMPAIRED
                     CLASSES OF CLAIMS AND EQUITY INTERESTS

3.1.     Unimpaired Classes of Claims and Equity Interests.

         Class 1 -- Priority Non-Tax Claims, Class 3 -- Secured Claims (if any), and Class 4 -- General Unsecured Claims, are not impaired under the Plan.

3.2.     Impaired Classes of Claims and Equity Interests.

         With the exception of the unimpaired classes specified in Section 3.1 of the Plan, all classes of Claims and Equity Interests are impaired under the Plan.

3.3.     Impairment Controversies.

         If a controversy arises as to whether any Claim or Equity Interest, or any class of Claims or class of Equity Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

                                   ARTICLE IV.

                       PROVISIONS FOR TREATMENT OF CLAIMS
                       AND EQUITY INTERESTS UNDER THE PLAN

4.1.     Treatment of Claims and Equity Interests.

         The classes of Claims against and Equity Interests in the Debtor shall be treated under the Plan as follows:

                  (a) Class 1 -- Priority Non-Tax Claims. Each holder of an Allowed Priority Non-Tax Claim shall be unimpaired under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Priority Non-Tax Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Case had not been filed.

                  (b) Class 2 -- Infinity Secured Claim. The Infinity Secured Claim shall be Allowed pursuant to the Plan and on the Effective Date the holder of the Infinity Secured Claim shall receive 70,000 shares of New UPC Preferred Stock in full satisfaction and release of the Infinity Secured Claim.

                  (c) Class 3 -- Secured Claims (Other than the Infinity Secured Claim). Each holder of an Allowed Secured Claim shall be unimpaired under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable, and contractual rights of each holder of a Secured Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Case had not been filed. Notwithstanding the foregoing, the Debtor and any holder of an Allowed Secured Claim may agree to any alternate treatment of such Secured Claim which treatment may include preservation of such holder's Lien; provided, that such treatment shall not provide a return to such holder having a present value as of the Effective Date in excess of the amount of such holder's Allowed Secured Claim.

                  (d) Class 4 -- General Unsecured Claims. Each holder of an Allowed General Unsecured Claim shall be unimpaired under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed General Unsecured Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Case had not been filed.

                  (e) Class 5 -- Debenture Claims. The Debenture Claims shall be Allowed pursuant to the Plan and on the Effective Date each holder of an Allowed Debenture Claim shall receive a Pro Rata Share of 1,750,000 shares (35%) of New UPC Common Stock in full satisfaction and release of the Debenture Claims.

                  (f) Class 6 -- Preferred Equity Interests. The Preferred Equity Interests shall be Allowed pursuant to the Plan and on the Effective Date each holder of an Allowed Preferred Equity Interest shall receive a Pro Rata Share of 650,000 shares (13%) of New UPC Common Stock in full satisfaction and release of the Preferred Equity Interests.

                  (g) Class 7 -- Common Equity Interests. All Common Equity Interests will be canceled, annulled and extinguished as of the Effective Date. In full satisfaction and release of the Common Equity Interests, each holder of an Allowed Common Equity Interests evidenced by Old UPC Common Stock as of the Distribution Record Date shall receive (i) a Pro Rata Share of 200,000 shares (4%) of New UPC Common Stock, and (ii) the right to receive a Pro Rata Share of one-half (1/2) of any of the assets initially contributed to the UPC Trust pursuant to Sections 7.2 and 7.3 of the Plan, which remain after all distributions have been made by the UPC Trust under the Plan in respect of Allowed Securities Claims.

                  (h) Class 8 -- UPC Securities Claims. In full satisfaction and release of the UPC Securities Claims, the UPC Securities Claims shall have the right to be liquidated and allowed pursuant to the ADR, together with the Infinity Securities Claims, except that, under no circumstance will any Person other than the UPC Trust be liable to the holder of a UPC Securities Claim on account of such UPC Securities Claim. On the Distribution Date, each holder of an Allowed UPC Securities Claim shall receive a distribution from the UPC Trust as provided for by Article VII of the Plan, the UPC Trust Agreement and the ADR.

                                   ARTICLE V.

                            PROVISIONS FOR TREATMENT
                      OF UNCLASSIFIED CLAIMS UNDER THE PLAN

5.1.     Treatment of Administrative Expense Claims.

         All Administrative Expense Claims shall be treated as follows:

                  (a) Time for Filing Administrative Expense Claims. The holder of an Administrative Expense Claim, other than (i) a Fee Claim, (ii) a liability incurred and paid in the ordinary course of business by the Debtor, or (iii) an Administrative Expense Claim that has been allowed on or before the Effective Date, must file with the Bankruptcy Court and serve on the Debtor and its counsel, notice of such Administrative Expense Claim within twenty (20) days after service of notice of entry of the Confirmation Order. Such notice must include at a minimum (1) the name of the holder of the Claim, (2) the amount of the Claim, and
         (3) the basis of the Claim. Failure to file this notice timely and properly shall result in the Administrative Expense Claim being forever barred and discharged.

                  (b) Time for Filing Fee Claims. Each Professional Person or other entity that holds or asserts an Administrative Expense Claim that is a Fee Claim incurred before the Effective Date shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within forty-five (45) days after the Effective Date. The failure to file timely the Fee Application shall result in the Fee Claim being forever barred and discharged.

                  (c)   Allowance   of   Administrative   Expense   Claims.   An
         Administrative Expense Claim with respect to which notice has been properly filed pursuant to Section 5.1(a) of the Plan shall become an Allowed Administrative Expense Claim if no objection is filed within sixty (60) days after the deadline for filing and serving a notice of such Administrative Expense Claim specified in Section 5.1(a) hereof, or such later date as may be approved by the Bankruptcy Court on motion of the Debtor, without notice or a hearing. If an objection is filed within such sixty-day period (or any extension thereof), the Administrative Expense Claim shall become an Allowed Administrative Expense Claim only to the extent allowed by Final Order. An Administrative Expense Claim that is a Fee Claim, and with respect to which a Fee Application has been properly filed pursuant to Section 5.1(b) of the Plan, shall become an Allowed Administrative Expense Claim only to the extent allowed by Final Order.

                  (d) Payment of Allowed Administrative Expense Claims. Each holder of an Allowed Administrative Expense Claim shall receive (i) the amount of such holder's Allowed Claim in one Cash payment on the Distribution Date, or (ii) such other treatment as may be agreed upon in writing by the Debtor and such holder; provided, that an Administrative Expense Claim representing a liability incurred in the ordinary course of business of the Debtor may be paid at the Debtor's election in the ordinary course of business by the Debtor. All Allowed Administrative Expense Claims shall be paid by, and shall be the sole responsibility of, UPC.

5.2.     Treatment of Priority Tax Claims.

         Each holder of an Allowed Priority Tax Claim shall receive from UPC in full satisfaction of such holder's Allowed Priority Tax Claim, (i) the amount of such holder's Allowed Claim, with Post-Confirmation Interest thereon, in equal annual Cash payments on each anniversary of the Distribution Date, until the sixth anniversary of the date of assessment of such Claim (provided that the Debtor may prepay the balance of any such Allowed Priority Tax Claim at any time without penalty); (ii) a lesser amount in one Cash payment as may be agreed upon in writing by such holder; or (iii) such other treatment as may be agreed upon in writing by such holder. The Confirmation Order shall constitute and provide for an injunction by the Bankruptcy Court as of the Effective Date against any holder of a Priority Tax Claim from commencing or continuing any action or proceeding against any responsible person or officer or director of the Debtor that otherwise would be liable to such holder for payment of a Priority Tax Claim so long as UPC is not in default of its obligations with respect to such Claim under this Section 5.2 of the Plan.

                                   ARTICLE VI.

                      ACCEPTANCE OR REJECTION OF THE PLAN;
                       EFFECT OF REJECTION BY ONE OR MORE
                      CLASSES OF CLAIMS OR EQUITY INTERESTS

6.1.     Classes Entitled to Vote.

         Each impaired class of Claims shall be entitled to vote separately to accept or reject the Plan. All unimpaired classes of Claims shall be deemed to have accepted the Plan.

6.2.     Class Acceptance Requirement.

         A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such class that have voted on the Plan. A class of Equity Interests shall have accepted the Plan if it is accepted by holders of at least two-thirds (2/3) of the Allowed Equity Interests in such class that have voted on the Plan.

6.3.     Confirmation Without Acceptance by All Impaired Classes.

         If any impaired class of Claims or Equity Interests shall fail to accept the Plan in accordance with section 1129(a) of the Bankruptcy Code, the Plan shall constitute a request that the Bankruptcy Court confirm the Plan over such rejection in accordance with section 1129(b) of the Bankruptcy Code.

                                  ARTICLE VII.

                          TRANSFERS OF PROPERTY TO AND
               ASSUMPTION OF CERTAIN LIABILITIES BY THE UPC TRUST

7.1. Creation of UPC Trust and Appointment of Trustee.

                  (a) On the Effective Date, the UPC Trust will be created pursuant to the UPC Trust Agreement for the benefit of all holders of Securities Claims. The UPC Trust or the fund established for transfer to the UPC Trust may be a "designated settlement fund" or "qualified settlement fund" pursuant to section 468B of the Internal Revenue Code and related regulations.

                  (b) The UPC Trust shall be administered by an independent trustee who shall be an individual designated by the Debtor, subject to approval of the Bankruptcy Court. The terms of the compensation to be payable to the UPC Trustee shall also be subject to approval of the Bankruptcy Court.

                  (c) No person shall be eligible to be appointed as the UPC Trustee who, within the five (5) years preceding such appointment, had any business or professional affiliation with the Debtor or any holder of a Claim, or any attorney representing any of the foregoing. The appointment of the UPC Trustee and the terms of his/her compensation shall be subject to the approval of the Bankruptcy Court.

7.2.     Transfers of Certain Property of the Debtor to the UPC Trust.

                  (a) As of the Effective Date, the Debtor shall transfer and assign (or deliver, as applicable) to the UPC Trust in accordance with the UPC Trust Agreement, all Causes of Action of the Debtor for contribution and indemnity with respect to Securities Claims against any Person, excluding the Infinity Parties.

                  (b) On or as soon as practicable after the Effective Date, the Debtor shall transfer to the UPC Trust all of its documents and records relating to the transactions and events that purportedly give rise to Securities Claims, except those documents necessary for the Debtor's continuing operations. As of the date of such transfer, the UPC Trust shall assume any and all obligations related to the storage of such documents and records. The Proponent shall retain a right of access to all documents and records transferred to the UPC Trust.

7.3.     Transfers of Certain Property of the
         Infinity Parties to the UPC Claims Trust.

         The Infinity Parties shall transfer and assign (or deliver, as applicable) or cause to be transferred and assigned (or deliver, as applicable) to the UPC Trust in accordance with the UPC Trust Agreement, effective as of the Effective Date, the following:

                  (a)  200,000 shares of New UPC Common Stock;

                  (b) all Causes of Action of the Infinity Parties for contribution and indemnity with respect to Securities Claims against any Person, excluding the Debtor, its affiliates and their respective officers, directors, attorneys and representatives.

7.4.     Distribution of Assets by the UPC Trust.

         The UPC Trustee shall make distributions from the assets in the UPC Trust to the holders of Allowed Securities Claims, in the full amount of such Allowed Securities Claims. Upon the termination of the channeling injunction in favor of the Infinity Parties pursuant to Section 16.2(d) of the Plan, holders of Securities Claims that have been timely asserted shall be permitted to assert such claims directly against the Infinity Parties. After the satisfaction of all Allowed Securities Claims, any assets remaining in the UPC Trust shall be allocated and distributed in accordance with the Infinity Settlement Agreement 50% to the Infinity Parties and 50% to the holders of Allowed Common Equity Interests.

7.5.     Assumption of Certain Liabilities by the UPC Trust.

                  (a) In consideration for the property transferred and the payments made to the UPC Trust pursuant to Sections 7.2 and 7.3 of the Plan, the UPC Trust shall assume all Securities Claims against the Debtor and the Infinity Parties.

                  (b) As of the Effective Date, the UPC Trust shall (i) establish the Securities Claims Resolution Facility and assume responsibility for the liquidation of all Securities Claims as specified in the ADR, (ii) assume the defense of all Causes of Action against the Debtor and the Infinity Parties that constitute or may give rise to Securities Claims, (iii) assume the defense of all Causes of Action against any Person that may give rise to an indemnification liability against the Infinity Parties; and (iv) prosecute the Causes of Action of the Debtor and the Infinity Parties that have been transferred and assigned to the UPC Trust as the UPC Trustee shall determine is appropriate under the circumstances. Except as otherwise provided in the UPC Trust Agreement and the Infinity Settlement Agreement, the UPC Trust shall have all defenses, cross claims, Causes of Action, and rights to liens, offsets and recoupments that the Debtor and the Infinity Parties would have had against any Person under applicable non-bankruptcy law with respect to the Securities Claims.

7.6.     Certain Property Held in Trust by the Debtor and the Infinity Parties.

         If for any reason after the Effective Date the Debtor and the Infinity Parties shall retain or receive any property that is owned by the Debtor or the Infinity Parties and which is to be transferred to the UPC Trust, then the Debtor and the Infinity Parties shall segregate and hold such property (and any proceeds thereof) in trust for the benefit of the UPC Trust, and shall take such actions with respect to such property at the expense and for the account of the UPC Trust as the UPC Trustee shall direct in writing.

7.7.     Obligations of the UPC Trust with Regard to Claims Over.

         The rights and entitlement of the UPC Trust in respect of its prosecution of Causes of Action, rights, and claims are subject to the obligations and conditions set forth in subparagraphs (a) and (b) below.

                  (a) When the UPC Trust asserts a Cause of Action, that was transferred or assigned to the UPC Trust by the Debtor or the Infinity Parties, the UPC Trust shall as soon as practicable deliver to the Person designated by each of the Debtor and Infinity to receive notice (the "Notice Party"), a copy of the complaint asserting such Cause of Action. Notwithstanding the injunctions provided pursuant to Section
         16.12 of the Plan and the discharge provided pursuant to Section 16.11 and 16.13 of the Plan, if a party to such action asserts therein a counterclaim or cross claim (a "Claim Over") against the Debtor, Infinity or any other Person specified in the Infinity Settlement Agreement (a "Named Party"), the UPC Trust shall as soon as practicable deliver to the Notice Party a copy of the pleading asserting such Claim Over.

                  (b) If the UPC Trust obtains a settlement with respect to or judgment against a party who has made a Claim Over in respect of such settlement or judgment, the UPC Trust shall:

                           (i) in the event of any settlement,  obtain,  as part
                  of such settlement, a release of each Named Party or a withdrawal with prejudice of any Claim Over against each Named Party; and

                           (ii) in the event of any judgment rendered other than
                  by reason of settlement:

                                    (A) in the  event  that  the  Claim  Over is
                           adjudicated, reduce, in satisfaction of such Claim Over, any such judgment obtained against the party asserting the Claim Over by the amount, if any, necessary to eliminate and satisfy such Claim Over without any further obligation of the relevant Named Party or Parties with respect to such Claim Over; provided, that (without limiting its obligations for indemnification) in no event shall reduction in respect of such Claim Over exceed the amount of the judgment obtained by the UPC Trust against the party asserting such Claim Over, or

                                    (B)  indemnify  and hold the  Named  Parties
                           harmless in respect of such Claim Over if such Claim Over has not been adjudicated.

                  (c) If a Claim Over has been asserted by any party against any Named Party, the UPC Trust shall fully indemnify and hold harmless the relevant Named Party from and against any and all liabilities, losses, penalties, damages, and all other reasonable costs and expenses or disbursements (including legal fees) incurred in connection with, or related to, the defense of the Claim Over.

7.8.     Powers and Duties of the UPC Trustee.

                  (a) Subject to the terms and provisions of the UPC Trust Agreement, as approved by the Bankruptcy Court, the UPC Trustee shall have the duty and authority to take all actions, including, but not limited to, the retention of professionals, deemed by the UPC Trustee to be necessary or appropriate (i) to implement the Plan, including without limitation, executing, entering into and implementing (A) the UPC Trust Agreement, (B) the Infinity Settlement Agreement, and (B) any other document, instrument or agreement necessary, or appropriate to implement the Plan, (ii) to assert, enforce, or settle the rights and claims of the UPC Trust under the Plan, the UPC Trust Agreement, any order of the Bankruptcy Court, any agreement, instrument, or document, and applicable law, (iii) to protect, maintain, liquidate to Cash, and maximize the value of the assets transferred to the UPC Trust, (iv) to liquidate and resolve the Securities Claims pursuant to the ADR, (v) to make distributions to the holders of Allowed Securities Claims pursuant to the Plan, and (vi) to prepare and make available to the Debtor, Infinity and holders of Claims and Equity Interests periodic reports regarding the results of the UPC Trust's operations.

                  (b) Except as otherwise  provided in this Section 7.8, the UPC
         Trustee, together with his/her officers, directors, employees, agents, and representatives, are hereby exculpated by all Persons, holders of Claims and Equity Interests, and parties in interest, from any and all Causes of Action, and other assertions of liability (including breach of fiduciary duty) arising out of the discharge of the powers and duties conferred upon the UPC Trustee by the UPC Trust Agreement, the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the UPC Trustee's willful misconduct. No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any claim or cause of action against the UPC Trustee or his/her officers, directors, employees, agents, and representatives for making payments in accordance with the Plan, or for liquidating assets to make payments under the Plan.

                                  ARTICLE VIII.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

8.1.     Continued Corporate Existence.

         UPC shall continue to exist after the Effective Date as a separate corporate entity, with all corporate powers, in accordance with the laws of the State of Delaware and pursuant to the New UPC Charter and the New UPC Bylaws, which shall become effective upon the occurrence of the Effective Date.

8.2.     The Merger .

         Pursuant to the terms and conditions set forth in the Merger Agreement,
(a) FSCI will receive and disburse $17 Million from the Merger Financing to exercise and perform under the Toni Option, (b) UPC Merger Sub and FSCI shall merge on the Effective Date, with UPC Merger Sub being the surviving corporation, (c) the FSCI Shareholder shall receive the Merger Consideration such that the UPC Merger Sub will own 100% of the Farm Stores Assets and 10% of the equity in FSG.

8.3.     Vesting of Assets.

                  (a) Upon the occurrence of the Effective Date, title to the Estate Assets shall vest in UPC, free and clear of all Liens, Claims, Causes of Action, and interests, except as expressly provided in the Plan. On and after the occurrence of the Effective Date, UPC may operate its business and may use, acquire and dispose of its assets free of any restrictions of the Bankruptcy Code.

                  (b) Upon the occurrence of the Effective Date, and pursuant to the Merger Agreement, title to the Farm Stores Assets shall vest in UPC Merger Sub, subject to a lien securing payment of the Merger Financing. On and after the occurrence of the Effective Date, UPC Merger Sub may operate its business and may use, acquire and dispose of its assets free of any restrictions of the Bankruptcy Code.

8.4.     Management.

         Upon the occurrence of the Effective Date, the management, control, and operation of UPC shall become the general responsibility of the board of directors of UPC, as reconstituted pursuant to the Plan and Merger Agreement. Additionally, pursuant to the terms of the Management Agreement, UPC shall provide the management for FSG. Entry of the Confirmation Order shall ratify and approve all actions taken by the board of directors of UPC from the Petition Date through and until the Confirmation Date.

8.5.     Reconstitution of UPC Board of Directors.

         The initial board of directors of UPC shall be composed of the individuals identified in the Disclosure Statement or as otherwise identified at or prior to the Confirmation Hearing, to hold such positions.

8.6.     Officers.

         The officers of UPC immediately following the Effective Date, shall be those parties identified in the Disclosure Statement or otherwise identified prior to the conclusion of the Confirmation Hearing.

8.7.     The New UPC Charter and Bylaws.

         Upon the occurrence of the Effective Date, UPC's charter and bylaws shall be amended and restated as specified herein. In addition to containing provisions that are currently contained in UPC's charter and bylaws, the New UPC Charter and the New UPC Bylaws shall provide for, among other things, a prohibition against the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code.

8.8.     Issuance of New UPC Common Stock.

                  (a) All existing shares of Old UPC Common Stock and Old UPC Preferred Stock shall be deemed canceled, annulled, and extinguished as of the Effective Date.

                  (b) On the Effective Date, UPC shall issue and distribute 5,000,000 shares of New UPC Common Stock as follows:

                         (i) 2,400,000 shares will be issued to the FSCI Shareholder;

                        (ii) 1,750,000 shall be issued to the holders of Allowed Debenture Claims;

                       (iii) 650,000 shall be issued to the holders of Allowed Preferred Equity Interests; and

                       (iv) 200,000 shall be issued to the holders of Allowed Common Equity Interests.

                  (c) Each share of New UPC Common Stock shall have a par value of $0.01. The New UPC Common Stock shall have one vote per share on all matters.

8.9.     Issuance of New UPC Preferred Stock.

                  (a) On the Effective Date, UPC shall issue and distribute 140,000 shares of New UPC Preferred Stock as follows:

                         (i) 70,000 shares shall be issued to the FSCI
                    Shareholder; and

                         (ii) 70,000 shares shall be issued to the holder of the
                    Infinity Secured Claim.

                  (b) The New UPC Preferred Stock shall be issued pursuant to a certificate of designation in substantially the form to be filed with the Bankruptcy Court as a Plan Document, pursuant to which each share of New UPC Preferred Stock shall

                         (i) entitle the holder to receive cumulative  quarterly
                    dividends at the annual rate of approximately nine percent (9%), dividends payable in cash out of funds legally available for the payment thereof, or, at the election of the Board of Directors, New UPC Common Stock having an equivalent market value;

                         (ii) have a  preference  of $100.00,  plus  accrued and
                    unpaid dividends upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Debtor; and

                         (iii) provide that at any time or times dividends shall
                    be in arrears and unpaid on an amount equal to eight (8) consecutive full quarterly dividend periods, then the number of directors constituting the board of directors, without further action, shall be increased by two (2) and the holders of shares of New UPC Preferred Stock shall have the exclusive right, voting separately as a class, to elect the directors to fill such newly-created directorships.

8.10.    Cancellation of Instruments and Agreements.

         Upon the occurrence of the Effective Date, except as otherwise provided herein, all promissory notes, share certificates, instruments, indentures, or agreements evidencing, giving rise to, or governing any Claim or Equity Interest shall be deemed canceled and annulled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtor under such promissory notes, share certificates, instruments, indentures, or agreements shall be discharged.

8.11.    Effectuating Documents.

         On or before ten (10) business days prior to the deadline for parties to vote to accept or reject the Plan, the Proponent shall file with the Bankruptcy Court substantially final forms of the agreements and other documents that have been identified herein as Plan Documents, which documents and agreements shall implement and be controlled by the Plan. Entry of the Confirmation Order shall authorize the officers of UPC to execute, enter into, and deliver all documents, instruments and agreements, including, but not limited to, the Plan Documents, and to take all actions necessary or appropriate to implement the Plan. To the extent the terms of any of the Plan Documents conflict with the terms of the Plan, the Plan shall control.

8.12.    Treatment of Affiliate Claims.

         Except for valid intercompany payables and receivables between and among the Debtor, Jackson and Calibur, which shall be unaffected by the Chapter 11 Case, all rights, claims, Causes of Action, obligations, and liabilities between and among the Debtor and its Affiliates shall be waived, released, and discharged upon the occurrence of the Effective Date.

8.13.    Retention of Causes of Action.

         Except as otherwise provided in the Plan, all Causes of Action assertable by the Debtor including, without limitation, those Causes of Action assertable pursuant to sections 542, 543, 544, 545, 547, 548, 549, 550, or 553 of the Bankruptcy Code, shall be retained by the Debtor and shall be vested in the Debtor upon the occurrence of the Effective Date. Any net recovery realized by the Debtor on account of such Causes of Action shall be property of the Debtor.

8.14.    Indemnification.

         The entry of the Confirmation Order shall constitute a permanent injunction against the prosecution of all claims and Causes of Action of any Person against the officers, directors, employees and attorneys of the Debtor as of the Confirmation Date to the extent such claims or Causes of Action (a) are based in whole or in part on events occurring on or before the Confirmation Date, and (b) have been indemnified by the Debtor under its charter, its bylaws, applicable state law or any other agreement between the Debtor and such other parties, or any combination of the foregoing.

8.15.    Employee Benefits.

         Except as may be otherwise provided in a motion filed with the Bankruptcy Court prior to entry of the Confirmation Order, all employment and severance practices, policies, and agreements, and all compensation and benefit agreements, plans, policies, and programs of the Debtor applicable to its directors, officers, or employees, including, without limitation, all savings plans, health care plans, severance benefit plans, incentive plans, employment agreements, workers' compensation programs, and life, disability, and other insurance plans, to the extent in full force and effect on the date of the commencement of the Confirmation Hearing, and excluding all Retiree Benefit Plans, are treated as executory contracts under the Plan, and the Plan constitutes and incorporates a motion to assume all such practices, policies, agreements, plans, and programs pursuant to section 365(a) of the Bankruptcy Code. The Confirmation Order shall represent and reflect an order of the Bankruptcy Court approving such assumptions as of the Effective Date; provided, that the confirmation and consummation of the Plan shall not constitute a change of control or triggering event under any employment agreement.

8.16.    Appointment of the Disbursing Agent.

         Unless prior to the conclusion of the Confirmation Hearing the Debtor specifically identifies a Person to serve as the Disbursing Agent under the Plan, the Debtor shall serve as the Disbursing Agent.

8.17.    Transactions on the Effective Date.

         On the Effective Date, unless otherwise provided by the Confirmation Order of the Bankruptcy Court, the following shall occur, shall be deemed to have occurred simultaneously, and shall constitute substantial consummation of the Plan:

               (a) the New UPC Charter and Bylaws shall become effective;

               (b) The  Merger   Agreement   shall  become   effective  and  the
          transactions   contemplated   by  the   Merger   Agreement   shall  be
          consummated;

               (c) all payments and other distributions to be made on, or as soon as practicable after, the Effective Date by the Debtor or the UPC Trust pursuant to Articles IV and V of the Plan shall be made or duly provided for;

               (d) the UPC Trustee shall be duly appointed and qualified to serve;

               (e) the Debtor, the UPC Trustee and Infinity shall enter into the
          Infinity  Settlement  Agreement  and  the  transactions   contemplated
          thereby shall be consummated;

               (f) the Debtor shall issue the shares of New UPC Common Stock and New UPC Preferred Stock to be issued under the Plan; and

               (g) the UPC Trustee,  the Debtor,  and Infinity  shall enter into and execute the UPC Trust Agreement, the UPC Trust shall be established, and the property to be transferred to the UPC Trust pursuant to Sections 7.2 and 7.3 of the Plan shall automatically vest in the UPC Trust without further action on the part of the Debtor, Infinity or the UPC Trustee, with the execution, delivery and filing or recording as necessary of appropriate documents of conveyance and physical delivery of such property occurring as soon thereafter as practicable.

8.18.    Sources of Cash for Plan Distributions.

         All Cash necessary for the Debtor to make payments and distributions to pursuant to the Plan shall be obtained from existing Cash balances, from funds made available pursuant to Merger Financing, and the operations of the Debtor and its subsidiaries, including UPC Merger Sub. All Cash necessary for the UPC Trust to make payments to the holders of Allowed Securities Claims shall be obtained from the assets contributed to the UPC Trust pursuant to the Plan, or the proceeds thereof.

                                   ARTICLE IX.

                       PROVISIONS GOVERNING DISTRIBUTIONS

9.1.     Date of Distributions.

         Any distributions and deliveries to be made under the Plan on account of an Allowed Claim shall be made on the Distribution Date with respect to such Allowed Claim, as otherwise provided for herein, or as may be ordered by the Bankruptcy Court.

9.2.     Disbursing Agent/UPC Trustee.

         The Disbursing Agent shall make or direct all distributions required under this Plan, except for distributions to the holders of Allowed Securities Claims, which shall be made by the UPC Trustee.

9.3.     Means of Cash Payment.

         Cash payments made pursuant to the Plan shall be in US funds, by check drawn on a domestic bank, or by wire transfer from a domestic bank, except that payments made to foreign trade creditors holding Allowed Claims or to foreign governmental units holding Allowed Priority Tax Claims shall be in such funds and by such means as are customary or as may be necessary in a particular foreign jurisdiction.

9.4.     Delivery of Distributions.

         Subject to Bankruptcy Rule 9010, distributions and deliveries to holders of Allowed Claims shall be made at the address of each such holder (a) as set forth on the proofs of Claim filed by such holders, (b) as set forth in the Verification Form (as defined in the ADR), with respect to holders of Allowed Securities Claims, or (c) at the last known address of such holders if the Disbursing Agent, or the UPC Trustee (as applicable) have been notified of a change of address, except as otherwise provided in this Article IX of the Plan. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent (or the UPC Trustee, as applicable) receives notification of such holder's then current address, at which time any missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions shall be returned to the Disbursing Agent (or the UPC Trustee, as applicable) until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the second anniversary of the Distribution Date. After such date all unclaimed property shall (a) in the case of distributions to holders of Administrative Expense Claims, Priority Tax Claims, Class 1 -- Priority Non-Tax Claims, the Class 2 -- Infinity Secured Claim, Class 3 -- Secured Claims, and Class 4 -- General Unsecured Claims, Class 5 -- Debenture Claims, Class 6 -- Preferred Equity Interests and Class 7 -- Common Equity Interests revert to UPC, and (b) in the case of Securities Claims, revert to the UPC Trust; and, in any case, the Claim or Equity Interest of any holder with respect to such property shall be discharged and forever barred.

9.5.     Surrender of Notes, Instruments, and Securities.

         As a condition to receiving distributions provided for by the Plan, each holder of a promissory note, share certificate, or other instrument evidencing a Claim or Equity Interest shall surrender such promissory note, share certificate, or instrument to the Disbursing Agent (or, in the case of the holders of Securities Claims, to the UPC Trustee) within sixty (60) days of the Effective Date. All promissory notes, share certificates, and other instruments surrendered pursuant to the preceding sentence shall be marked "Compromised and Settled only as provided in Debtor's Plan of Reorganization." Unless waived by the Disbursing Agent (or the UPC Trustee in the case of the holders of Securities Claims), any person seeking the benefits of being a holder of an Allowed Claim or Equity Interest evidenced by a promissory note, share certificate, or other instrument, who fails to surrender such promissory note, share certificates, or other instrument must (a) establish the unavailability of such promissory note, share certificate, or other instrument to the reasonable satisfaction of the Disbursing Agent (or the UPC Trustee, in the case of the holders of Securities Claims), and (b) provide an indemnity bond in form and amount acceptable to the Disbursing Agent (or the UPC Trustee, in the case of the holders of Securities Claims) holding harmless the Debtor and the Disbursing Agent (or the UPC Trustee, in the case of the holders of Securities Claims) from any damages, liabilities, or costs incurred a result of treating such Person as a holder of an Allowed Claim or Equity Interest, as applicable. Thereafter, such Person shall be treated as the holder of an Allowed Claim or Equity Interest for all purpose under the Plan. Notwithstanding the foregoing, any holder of a promissory note, share certificate, or other instrument evidencing a Claim or Equity Interest that fails within one year of the Effective Date to surrender to the Debtor (or the UPC Trustee, as applicable) such note or other instrument, or alternatively, to satisfy the requirements of the second sentence of this
Section 9.5 shall be deemed to have forfeited all rights, Claims against, and Equity Interests in, the Debtor and shall not be entitled to receive any distribution under the Plan.

9.6. Expenses Incurred On or After the Effective Date and Claims of the Disbursing Agent and the UPC Trustee.

         Except as otherwise ordered by the Bankruptcy Court, the amount of any expenses incurred by the Disbursing Agent or the UPC Trustee on or after the Effective Date (including, but not limited to, taxes) and any compensation and expenses (including any post-confirmation fees, costs, expenses, or taxes) to be paid to or by the Disbursing Agent or the UPC Trustee shall be borne by the Debtor and the UPC Trust, respectively. Professional fees and expenses incurred by the Disbursing Agent and the UPC Trustee after the Effective Date in connection with the effectuation of the Plan shall be paid by each in the ordinary course of business.

9.7.     Time Bar to Cash Payments.

         Checks issued by the Disbursing Agent or the UPC Trustee in respect of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent or the UPC Trustee, as applicable, by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (a) the second anniversary of the Distribution Date or (b) ninety
(90) days after the date of issuance of such check. After such date, all Claims in respect of void checks shall be discharged and forever barred.

9.8.     Initial and Interim Distributions.

         Initial distributions and interim distributions, if any, under the Plan to the holders of Allowed Securities Claims shall be made on the Distribution Dates and be based on the UPC Trustee' calculation or estimate of the amount of Allowed Securities Claims, unless upon the timely request of a party in interest, the Bankruptcy Court determines that a different estimate is appropriate. Final distributions shall be based on the actual amount of Allowed Securities Claims.

9.9.     Effect of Distributions on Account of Securities Claims.

         The making of a final distribution under the Plan on account of an Allowed Securities Claim shall effect, without the need to take any further action, the assignment of all right, title, claim, and interest in and to such Allowed Securities Claim to the UPC Trust.

                                   ARTICLE X.

                      PROCEDURES FOR RESOLVING AND TREATING
                      CONTESTED CLAIMS AND EQUITY INTERESTS

10.1.    Objection Deadline.

         As soon as practicable, but in no event later than sixty (60) days after the Effective Date (subject to being extended by the Bankruptcy Court upon motion of the Debtor without notice or a hearing), objections to Claims (except Securities Claims) shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made; provided, that no objection may be filed with respect to any Claim that is Allowed on or before the Effective Date pursuant to Section 1.1(d)(i)(A), (B) or (D) of the Plan.

10.2.    Prosecution of Objections.

         After the date of entry of the Confirmation Order, only the Disbursing Agent shall have authority to file, litigate, settle, or withdraw objections to Claims (except for Securities Claims). All disputes regarding the existence amount and treatment of Securities Claims shall be resolved pursuant to ADR, except as otherwise provided in the Plan.

10.3.    No Distributions Pending Allowance.

         Notwithstanding any other provision of the Plan, no payment or distribution shall be made with respect to any Claim or Equity Interest to the extent it is Contested unless and until such Contested Claim becomes an Allowed Claim or Equity Interest.

10.4.    Distributions After Allowance.

         Payments and distributions to each holder of a Contested Claim or Equity Interest, to the extent that such Claim or Equity Interest ultimately becomes Allowed, shall be made in accordance with the provision of the Plan governing the class of Claims or Equity Interests to which the respective holder belongs.

10.5.    Estimation of Claims.

         The Disbursing Agent (or the UPC Trustee, as applicable) may, at any time, request that the Bankruptcy Court estimate any Contested Claim or Equity Interest pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Disbursing Agent (or the UPC Trustee, as applicable) has previously objected to such Claim or Equity Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim or Equity Interest at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contested Claim or Equity Interest, that estimated amount will constitute either the allowed amount of such Claim or Equity Interest or a maximum limitation on such Claim or Equity Interest, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim or Equity Interest, the Disbursing Agent (or the UPC Trustee, as applicable) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim or Equity Interest. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims or Equity Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

                                   ARTICLE XI.

                    POWERS AND DUTIES OF THE DISBURSING AGENT

11.1.    Exculpation.

         Except as otherwise provided in this Section 11.1, the Disbursing Agent, together with its officers, directors, employees, agents, and representatives, are hereby exculpated by all Persons, holders of Claims and Equity Interests, and parties in interest, from any and all Causes of Action, and other assertions of liability (including breach of fiduciary duty) arising out of the discharge of the powers and duties conferred upon the Disbursing Agent by the Disbursement Agreement, the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Disbursing Agent's willful misconduct. No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any claim or cause of action (i) against the Disbursing Agent or its officers, directors, employees, agents, and representatives for making payments in accordance with the Plan, or for liquidating assets to make payments under the Plan, or (ii) against any holder of a Claim or an Equity Interest for receiving or retaining payments or transfers of assets as provided for by the Plan. Nothing contained in this
Section 11.1 shall preclude or impair any holder of an Allowed Claim or Equity Interest from bringing an action in the Bankruptcy Court against the Debtor to compel the making of distributions contemplated by the Plan on account of such Claim or Equity Interest.

11.2.    Powers and Duties of the Disbursing Agent.

         Pursuant to the terms and provisions of the Disbursement Agreement and the Plan, the Disbursing Agent shall be empowered and directed to (a) take all steps and execute all instruments and documents necessary to make distributions to holders of Allowed Claims (except Securities Claims); (b) make distributions contemplated by the Plan; (c) comply with the Plan and the obligations thereunder; (d) employ, retain, or replace professionals to represent it with respect to its responsibilities; (e) object to Claims (except Securities Claims) as specified in Article X hereof, and prosecute such objections; (f) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment, or Allowance of any Claim (except Securities Claims) without further notice or hearing, and without the need for an order of the Bankruptcy Court approving such compromise or settlement; (g) make annual and other periodic reports regarding the status of distributions under the Plan to the holders of Allowed Claims that are outstanding against the Debtor at this time; such reports to be made available upon request to the holders of any Contested Claim; and (h) exercise such other powers as may be vested in the Disbursing Agent pursuant to the Disbursement Agreement, order of the Bankruptcy Court, or the Plan.

                                  ARTICLE XII.

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

12.1.    Assumed If Not Rejected.

         The Plan constitutes and incorporates a motion to reject all prepetition executory contracts, and all prepetition unexpired leases to which the Debtor is a party, except for an executory contract or lease that (a) has been assumed or rejected by Final Order of the Bankruptcy Court; or (b) is the subject of a motion to assume or reject that is pending before the Bankruptcy Court on the Effective Date. The Confirmation Order shall represent and reflect an order of the Bankruptcy Court approving such rejections and assumptions of executory contracts and leases as of the Effective Date.

12.2.    Cure Payments.

         Any monetary amounts by which the contracts and leases to be assumed under the Plan are in default shall be satisfied (a) by delivery of one Cash payment on the Distribution Date in the amount of such default, or (b) as otherwise agreed by the parties or ordered by the Bankruptcy Court.

12.3.    Bar to Rejection Damages.

         If the rejection of an executory contract or unexpired lease by the Debtor results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtor, or its properties or agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtor on or before thirty (30) days after service of notice of entry of the Confirmation Order.

                                  ARTICLE XIII.

                      CONDITIONS PRECEDENT TO CONFIRMATION
              OF THE PLAN AND THE OCCURRENCE OF THE EFFECTIVE DATE

13.1.    Conditions Precedent to Confirmation.

                  (a) It is a condition to confirmation of the Plan that the Clerk of the Bankruptcy Court shall have entered an order or orders on the docket in the Chapter 11 Case, which may be the Confirmation Order, approving the Plan Documents, authorizing the Debtor to execute, enter into, and deliver the Plan Documents and to execute, implement, and give effect to, the transactions contemplated thereby.

                  (b) It is a condition to confirmation of the Plan that the Clerk of the Bankruptcy Court shall have entered an order or orders on the docket in the Chapter 11 Case, which may be the Confirmation Order, approving the Merger Agreement and authorizing the Debtor, UPC Merger Sub and FSCI to consummate the Merger.

                  (c) It is a condition to confirmation of the Plan that the Clerk of the Bankruptcy Court shall have entered an order or orders on the docket in the Chapter 11 Case, which may be the Confirmation Order, approving the compromises and settlements described in Section 14.1 of the Plan.

                  (d) It is a condition to confirmation of the Plan that the Clerk of the Bankruptcy Court shall have entered an order or orders on the docket in the Chapter 11 Case, which may be the Confirmation Order, issuing the injunctions described in Section 16.12 of the Plan.

13.2.    Conditions Precedent to the Occurrence of the Effective Date.

                  (a) It is a condition to the occurrence of the Effective Date that the Confirmation Order shall have been entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Case, be in full force and effect and be in form and substance satisfactory to Infinity and FSCI.

                  (b) It is a condition to the occurrence of the Effective Date that (i) the Merger Financing shall have been obtained and (ii) FSCI shall have acquired and hold 100% ownership interest in and to the Farm Stores Assets.

                  (c) It is a condition to the occurrence of the Effective Date that all necessary and material consents, authorizations and approvals shall have been given or waived for the transfers and transactions described in the Merger Agreement.

                  (d) It is a condition to the occurrence of the Effective Date that all necessary and material consents, authorizations and approvals shall have been given or waived for the transfers of property and the payments described in Sections 7.2 and 7.3 of the Plan, as applicable.

13.3.    Waiver of Conditions.

         The Proponent (with the consent of Infinity and FSCI) may waive any of the conditions set forth in Sections 13.1 and 13.2 of the Plan in a writing executed by each of them.

                                  ARTICLE XIV.

                            COMPROMISE AND SETTLEMENT
                           OF CERTAIN CAUSES OF ACTION

14.1. Compromise and Settlement Between and Among the Debtor, the UPC Trust and the Infinity Parties.

         The Plan constitutes a motion pursuant to Bankruptcy Rule 9019 for the entry of an order authorizing and approving the following compromise and settlement between and among the Debtor, the UPC Trust and the Infinity Parties:

                  (a) For and in consideration of the undertakings and other agreements of the Infinity Parties under and in connection with the Plan and the Infinity Settlement Agreement, as of the Effective Date, the Debtor shall: (i) issue 70,000 shares of New UPC Preferred Stock to Infinity, or its designee, and (ii) release the Infinity Parties from any and all Causes of Action arising in whole or in part from conduct or events that occurred prior to the Effective Date (including, without limitation, derivative claims which the Debtor otherwise has legal power to assert, compromise or settle in connection with the Chapter 11
         Case), except as otherwise provided in the Plan and the Infinity Settlement Agreement.

                  (b) For and in consideration of the undertakings and agreements of UPC under and in connection with the Plan and the Infinity Settlement Agreement, as of the Effective Date, the Infinity Parties shall (i) waive and release all of their rights, interests and claims (including, without limitation, as to UPC, Calibur, Jackson and under the Thomas Guarantee) in and under the Calibur A Note and the Calibur B Note, (ii) contribute 200,000 shares of New UPC Common Stock to the UPC Trust as provided in Section 7.3 of the Plan, and (iii) release the Debtor, and its Affiliates, and their respective past and present directors, officers, employees, agents, sales representatives, and attorneys from any and all Causes of Action and Claims Over arising in whole or in part from conduct or events that occurred prior to the Effective Date, except as otherwise provided in the Plan and the Infinity Settlement Agreement.

                  (c) As of the Effective Date, the Infinity Parties and the Debtor shall release the UPC Trust and the UPC Trustee from any and all Causes of Action arising in whole or in part from conduct or events that occurred prior to the Effective Date, except as otherwise provided in the Plan and the Infinity Settlement Agreement.

                                   ARTICLE XV.

                            RETENTION OF JURISDICTION

15.1.    Scope of Jurisdiction.

         Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Case after the Effective Date as legally permissible, including, but not limited to, jurisdiction to:

                  (a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims;

                  (b) Grant or deny any applications for allowance and payment of any Fee Claim for periods ending on or before the Effective Date;

                  (c) Resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article XVI of the Plan to add any executory contracts or unexpired leases to Appendix II hereto;

                  (d) Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion filed pursuant to Article XII;

                  (e) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on or commenced after the Effective Date;

                  (f) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, the Merger Agreement and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement, including without limitation the UPC Trust Agreement and the Infinity Settlement Agreement, including to correct any defect, cure any omission or reconcile any inconsistency, except as provided in Section 15.1(g) or elsewhere herein;

                  (g) Resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the UPC Trust Agreement or any entity's obligations incurred in connection with the Plan or the UPC Trust Agreement, or any other agreements governing, instruments evidencing or documents relating to any of the foregoing, including the interpretation or enforcement of any rights, remedies or obligations under any of the foregoing;

                  (h) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

                  (i) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                  (j) Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement, including without limitation the UPC Trust Agreement, except as provided in Section 15.1(g) or elsewhere herein; and

                  (k) Enter a Final Decree as contemplated by Bankruptcy Rule 3022.

                                  ARTICLE XVI.

                            MISCELLANEOUS PROVISIONS

16.1. Notice of Entry of Confirmation Order and Relevant Dates.

         Promptly upon entry of the Confirmation Order, the Debtor shall publish as directed by the Bankruptcy Court and serve on all known parties in interest, holders of Claims, and holders of Equity Interests, notice of the entry of the Confirmation Order and all relevant deadlines and dates under the Plan, including, but not limited to, the deadline for filing notice of Administrative Expense Claims (Section 5.1 hereof), and the deadline for filing rejection damage claims (Section 12.3 hereof).

16.2.    Payment of Statutory Fees.

         All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined if necessary by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

16.3.    No Interest or Attorneys' Fees.

         Except as expressly stated in the Plan, or as allowed by the Bankruptcy Court, no interest, penalty or late charge arising after the Petition Date, and no award or reimbursement of attorneys fees or related expenses or disbursements, shall be allowed on, or in connection with, any Claim.

16.4.    Modification of the Plan.

         Modification of the Plan may be proposed in writing by the Proponent at any time before confirmation, provided that the Plan, as modified, meets the requirements of section 1122 and 1123 of the Bankruptcy Code, and the Debtor shall have complied with section 1125 of the Bankruptcy Code. The Proponent may modify the Plan (with the consent of Infinity and FSCI) at any time after confirmation and before substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications. A holder of a Claim that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

16.5.    Revocation of Plan.

         The Proponent reserves the right to revoke and withdraw the Plan after the Confirmation Date and prior to the occurrence of the Effective Date (with the consent of Infinity and FSCI). If the Proponent revokes or withdraws the Plan, or if the Effective Date does not occur, then, the Plan and all settlements set forth in Article XIV of the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Proponent or any other person or to prejudice in any manner the rights of the Proponent or any person in any other further proceedings involving the Debtor.

16.6.    Exemption From Transfer Taxes.

         Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Merger Agreements or any agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate, transfer, mortgage recording, or other similar tax.

16.7.    Setoff Rights.

         In the event that the Debtor has a claim of any nature whatsoever against the holder of a Claim, the Debtor may, but is not required to, setoff against the Claim (and any payments or other distributions to be made in respect of such Claim hereunder) the Debtor's claim against the holder, unless any such claim is or will be released under the Plan, subject to the provisions of section 553 of the Bankruptcy Code. Neither the failure to set off nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtor of any claim that the Debtor has against the holder of a Claim.

16.8.    Subordination Rights.

         All Claims against and Equity Interests in the Debtor, based upon any claimed subordination rights against the Debtor or rights to avoid payments or transfers of property by the Debtor pursuant to any provision of the Bankruptcy Code or other applicable law, shall be deemed satisfied as to the Debtor by the distributions under the Plan to holders of Allowed Claims and Allowed Equity Interests having such subordination rights and any rights to avoid payments or transfers of property. As proposed in the Plan, the distributions to the various classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim or Equity Interest by reason of any claimed subordination rights or otherwise of the holder of a Claim or Equity Interest against the holder of another Claim or Equity Interest, except as otherwise provided herein. Distributions under the Plan shall be subject to and modified by any order pursuant to which a party in interest obtains a Final Order directing distributions other than as provided in the Plan, which distributions take into account the subordination rights of holders of Claims and Equity Interests between and among themselves.

16.9.    Compliance with Tax Requirements.

         In connection with the Plan, the Debtor, and the Disbursing Agent, and the UPC Trustee shall comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all distributions hereunder shall be subject to such withholding and reporting requirements. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of promissory notes, equity securities, or other instruments under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

16.10.   Recognition of Guaranty Rights.

         The classification of and manner of satisfying all Claims under the Plan take into consideration (a) the existence of guaranties by the Debtor of obligations of other Persons, and (b) the fact that the Debtor may be a joint obligor with other Persons with respect to an obligation. All Claims against the Debtor based upon any such guaranties or joint obligations shall be discharged in the manner provided in the Plan; provided, that no creditor shall be entitled to receive more than one recovery with respect to any of its Allowed Claims.

16.11.   Compliance With All Applicable Laws.

         If notified by any governmental authority that it is in violation of any applicable law, rule, regulation, or order of such governmental authority relating to its businesses, the Debtor, shall take whatever action as may be required to comply with such law, rule, regulation, or order; provided, that nothing contained herein shall require such compliance if the legality or applicability of any such requirement is being contested in good faith, and, if appropriate, an adequate reserve for such requirement has been set aside.

16.12.   Discharge of Claims.

         Except as otherwise provided herein or in the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge all existing debts and Claims of any kind, nature, or description whatsoever against the Debtor or the Estate Assets to the extent permitted by section 1141 of the Bankruptcy Code; upon the Effective Date, all existing Claims shall be, and shall be deemed to be discharged; and all holders of Claims shall be precluded from asserting against the Debtor, or any of the Estate Assets, any other or further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder filed a proof of Claim.

16.13.   Injunctions.

                  (a) On the Effective Date, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtor shall be enjoined from taking any of the following actions against or affecting the Debtor, its Estate, or its assets and property with respect to such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under the Plan and appeals, if any, from the Confirmation Order):

                           (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtor, its Estate, or its assets or property, or any direct or indirect successor in interest to the Debtor, or any assets or property of such transferee or successor (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

                           (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree or order against the Debtor, its Estate, or its assets or property, or any direct or indirect successor in interest to the Debtor, or any assets or property of such transferee or successor;

                           (iii) creating,  perfecting or otherwise enforcing in
                  any manner, directly or indirectly, any Lien against the Debtor, its Estate, or its respective assets or property, or any direct or indirect successor in interest to any of the Debtor, or any assets or property of such transferee or successor other than as contemplated by the Plan;

                           (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly against any obligation due the Debtor, its Estate, or its respective assets or property, or any direct or indirect successor in interest to any of the Debtor, or any assets or property of such transferee or successor; and

                           (v) proceeding in any manner in any place  whatsoever
                  that does not conform to or comply with the provisions of the Plan or the settlement set forth in Article XIV of the Plan to the extent such settlements have been approved by the Bankruptcy Court in connection with confirmation of the Plan.

                  (b) Except as provided herein, as of the Effective Date, all Persons are permanently enjoined from commencing or continuing in any manner, any action or proceeding (including, without limitation, the Causes of Action asserted in the Pisacreta/Tucci Action), whether directly, derivatively, on account of or respecting any Claim, debt, right, Cause of Action or liability released or to be released pursuant to the Plan.

                  (c) From and after the Effective Date, any Infinity Securities Claim shall channel and transfer to the UPC Trust, and all Persons who have been, are, or may be holders of any such Infinity Securities Claim shall be enjoined from taking any of the following actions against or affecting Infinity or its assets and property with respect to such Infinity Securities Claim (other than actions brought to enforce any rights or obligations under the Plan, the UPC Trust Agreement and the Infinity Settlement Agreement):

                           (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against any Infinity party or its assets or property, or its direct or indirect successors in interest, or any assets or property of such transferee or successor (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

                           (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree or order against any Infinity Party or its assets or property, or its direct or indirect successors in interest, or any assets or property of such transferee or successor;

                           (iii) creating,  perfecting or otherwise enforcing in
                  any manner, directly or indirectly, any Lien against any Infinity Party or its assets or property, or its direct or indirect successors in interest, or any assets or property of such transferee or successor;

                           (iv) asserting any set-off, right of subrogation or recoupment of any kind, directly or indirectly against any obligation due any Infinity Party, or its assets or property, or its direct or indirect successors in interest, or any assets or property of such transferee or successor; and

                           (v) proceeding in any manner in any place  whatsoever
                  that does not conform to or comply with the provisions of the Plan, or the settlements set forth in Article XIV of the Plan, the UPC Trust Agreement or the Infinity Settlement Agreement.

                  (d) The injunction provided by Section 16.12(c) shall terminate and be of no further force or effect if at any time or from time to time the UPC Trustee file with the Bankruptcy Court and serve upon the Infinity Parties a notice that the UPC Trust assets have been fully expended and that additional Allowed Securities Claims exists or that all Securities Claims have not yet been resolved and the Infinity Parties, within thirty (30) days after the filing of such notice, fail to make an additional contribution to the UPC Trust in an aggregate amount equivalent to (A) not less than $100,000 (provided that such amount must be at least enough to satisfy all outstanding Allowed Securities Claims in full and provide at least $25,000 to fund the expenses of the UPC Trust in liquidating any remaining Securities Claims) or (B) such lesser amount as may be agreed to by the UPC Trustee.

16.14.   Discharge of the Debtor.

         Any consideration distributed under the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever against the Debtor and any of its assets or properties; and, except as otherwise provided herein, upon the Effective Date, the Debtor shall be deemed discharged and released to the extent permitted by section 1141 of the Bankruptcy Code from any and all Claims, including but not limited to demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan. Except as provided herein, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor. As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtor at any time obtained to the extent it relates to a Claim discharged, and operates as an injunction against the prosecution of any action against the Debtor, or its property, to the extent it relates to a Claim discharged.

16.15.   Exculpation.

         Neither the Proponent, Infinity, FSCI, any of their respective Affiliates, nor any of their respective members, officers, directors, managers, employees, agents, or professionals shall have or incur any liability to any holder of a Claim or Equity Interest for any act, event, or omission in connection with, or arising out of, the preparation and dissemination of the Disclosure Statement, the solicitation of votes with respect to the Plan, the Chapter 11 Case, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct.

16.16.   Binding Effect.

         The Plan shall be binding upon and inure to the benefit of the Debtor, Infinity, the holders of all Claims and Equity Interests, and their respective successors and assigns.

16.17.   Notices.

         Whenever service is required in the Plan, such service shall be made upon the following parties so as to be received by 5:00 p.m. eastern time on or before the date required:

                  The Debtor:

                  Attn:  President
                  United Petroleum Corporation
                  2620 Mineral Springs Road, Suite A
                  Knoxville, Tennessee 37917
                  Facsimile: (423) 688-3463

                  with a copy to:

                  Laura Davis Jones, Esquire
                  Young Conaway Stargatt & Taylor, LLP
                  Rodney Square North, 11th Floor
                  P.O. Box 391
                  Wilmington, Delaware  19899-0391
                  Facsimile:  (305) 571-1254

                  David A. Wood, Esquire
                  Wood, Exall & Bonnet, L.L.P.
                  12222 Merit Drive, Suite 880
                  Dallas, Texas 75251
                  Facsimile: (972) 991-9261

                  Infinity:

                  Infinity Investors Limited
                  38 Hertford Street
                  London, England WIY-7T6
                  Facsimile:

                  with a copy to:

                  Stuart J. Chasanoff, Esquire
                  HW Finance LLC
                  1601 Elm Street, Suite 4000
                  Dallas, Texas 75201
                  Facsimile: (214)720-1667

                  Thomas E Lauria, Esquire
                  White & Case
                  First Union Financial Center
                  200 South Biscayne Boulevard
                  Miami, FL 33131
                  Facsimile:  (305) 358-5744

16.18.   Governing Law.

         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or the Delaware General Corporation Law, the laws of the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan or the Chapter 11 Case, including the Plan Documents, except as may otherwise be provided in such agreements, documents, instruments, and Plan Documents.

16.19.   Severability.

         SHOULD THE BANKRUPTCY COURT DETERMINE THAT ANY PROVISION OF THE PLAN IS UNENFORCEABLE EITHER ON ITS FACE OR AS APPLIED TO ANY CLAIM OR EQUITY INTEREST OR TRANSACTION, THE PROPONENT (WITH THE CONSENT OF INFINITY) MAY MODIFY THE PLAN IN ACCORDANCE WITH SECTION 16.5 OF THE PLAN SO THAT SUCH PROVISION SHALL NOT BE APPLICABLE TO THE HOLDER OF ANY CLAIM OR EQUITY INTEREST. SUCH A DETERMINATION OF UNENFORCEABILITY SHALL NOT (A) LIMIT OR AFFECT THE ENFORCEABILITY AND OPERATIVE EFFECT OF ANY OTHER PROVISION OF THE PLAN OR (B) REQUIRE THE RESOLICITATION OF ANY ACCEPTANCE OR REJECTION OF THE PLAN.

Dated:   July ___, 1999

                                            Respectfully submitted,

                                            UNITED PETROLEUM CORPORATION


                                            By:
                                            Its:

                                   APPENDICES

Appendix I  --  The Merger Agreement.

Appendix II --  Alternative  Dispute  Resolution  Procedures  For  Treatment  of
                Securities Claims Pursuant to The Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code For United Petroleum Corporation.

                                TABLE OF CONTENTS


                                                                            Page
                                   ARTICLE I.

DEFINITIONS AND INTERPRETATION.................................................1
1.1.  Definitions..............................................................1
1.2.  Interpretation..........................................................12
1.3.  Application of Definitions and Rules of
      Construction Contained in the Bankruptcy Code...........................12
1.4.  Other Terms.............................................................12
1.5.  Appendices and Plan Documents...........................................12

                                   ARTICLE II

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS.................................12
2.1.  Claims and Equity Interests Classified..................................12
2.2.  Administrative Expense Claims and Priority Tax Claims...................13
2.3.  Claims and Equity Interests.............................................13
2.4.  Separate Classification of Secured Claims...............................13

                                   ARTICLE III

IDENTIFICATION OF IMPAIRED
CLASSES OF CLAIMS AND EQUITY INTERESTS........................................13
3.1.  Unimpaired Classes of Claims and Equity Interests.......................13
3.2.  Impaired Classes of Claims and Equity Interests.........................14
3.3.  Impairment Controversies................................................14

                                   ARTICLE IV.

PROVISIONS FOR TREATMENT OF CLAIMS
AND EQUITY INTERESTS UNDER THE PLAN...........................................14
4.1.  Treatment of Claims and Equity Interests................................14

                                   ARTICLE V.

PROVISIONS FOR TREATMENT
OF UNCLASSIFIED CLAIMS UNDER THE PLAN.........................................15
5.1.  Treatment of Administrative Expense Claims..............................15
5.2.  Treatment of Priority Tax Claims........................................16

                                   ARTICLE VI.

ACCEPTANCE OR REJECTION OF THE PLAN;
EFFECT OF REJECTION BY ONE OR MORE
CLASSES OF CLAIMS OR EQUITY INTERESTS.........................................17
6.1.  Classes Entitled to Vote................................................17
6.2.  Class Acceptance Requirement............................................17
6.3.  Confirmation Without Acceptance by All Impaired Classes.................17

                                  ARTICLE VII.

TRANSFERS OF PROPERTY TO AND
ASSUMPTION OF CERTAIN LIABILITIES BY THE UPC TRUST............................18
7.1.  Creation of UPC Trust and Appointment of Trustee........................18
7.2.  Transfers of Certain Property of the Debtor to the UPC Trust............18
7.3.  Transfers of Certain Property of the
      Infinity Parties to the UPC Claims Trust................................18
7.4.  Distribution of Assets by the UPC Trust.................................19
7.5.  Assumption of Certain Liabilities by the UPC Trust......................19
7.6.  Certain Property Held in Trust by the Debtor and the Infinity Parties...19
7.7.  Obligations of the UPC Trust with Regard to Claims Over.................20
7.8.  Powers and Duties of the UPC Trustee....................................21

                                  ARTICLE VIII.

MEANS FOR IMPLEMENTATION OF THE PLAN..........................................22
8.1.  Continued Corporate Existence...........................................22
8.2.  The Merger..............................................................22
8.3.  Vesting of Assets.......................................................22
8.4.  Management..............................................................22
8.5.  Reconstitution of UPC Board of Directors................................23
8.6.  Officers ...............................................................23
8.7.  The New UPC Charter and Bylaws..........................................23
8.8.  Issuance of New UPC Common Stock........................................23
8.9.  Issuance of New UPC Preferred Stock.....................................24
8.10. Cancellation of Instruments and Agreements..............................24
8.11. Effectuating Documents..................................................24
8.12. Treatment of Affiliate Claims...........................................25
8.13. Retention of Causes of Action...........................................25
8.14. Indemnification.........................................................25
8.15. Employee Benefits.......................................................25
8.16. Appointment of the Disbursing Agent.....................................26
8.17. Transactions on the Effective Date......................................26
8.18. Sources of Cash for Plan Distributions..................................26

                                   ARTICLE IX.

PROVISIONS GOVERNING DISTRIBUTIONS............................................27
9.1.  Date of Distributions...................................................27
9.2.  Disbursing Agent/UPC Trustee............................................27
9.3.  Means of Cash Payment...................................................27
9.4.  Delivery of Distributions...............................................27
9.5.  Surrender of Notes, Instruments, and Securities.........................28
9.6.  Expenses Incurred On or After the Effective Date
      and Claims of the Disbursing Agent and the UPC Trustee..................28
9.7.  Time Bar to Cash Payments...............................................29
9.8.  Initial and Interim Distributions.......................................29
9.9.  Effect of Distributions on Account of Securities Claims.................29

                                   ARTICLE X.

PROCEDURES FOR RESOLVING AND TREATING
CONTESTED CLAIMS AND EQUITY INTERESTS.........................................29
10.1. Objection Deadline......................................................29
10.2. Prosecution of Objections...............................................29
10.3. No Distributions Pending Allowance......................................30
10.4. Distributions After Allowance...........................................30
10.5. Estimation of Claims....................................................30

                                   ARTICLE XI.

POWERS AND DUTIES OF THE DISBURSING AGENT.....................................30
11.1. Exculpation.............................................................30
11.2. Powers and Duties of the Disbursing Agent...............................31

                                  ARTICLE XII.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.........................31
12.1. Assumed If Not Rejected.................................................31
12.2. Cure Payments...........................................................32
12.3. Bar to Rejection Damages................................................32

                                  ARTICLE XIII.

CONDITIONS PRECEDENT TO CONFIRMATION
OF THE PLAN AND THE OCCURRENCE OF THE EFFECTIVE DATE..........................32
13.1. Conditions Precedent to Confirmation....................................32
13.2. Conditions Precedent to the Occurrence of the Effective Date............33
13.3. Waiver of Conditions....................................................33

                                  ARTICLE XIV.

COMPROMISE AND SETTLEMENT
OF CERTAIN CAUSES OF ACTION...................................................33
14.1. Compromise and Settlement Between and Among
      the Debtor, the UPC Trust and the Infinity Parties......................33

                                   ARTICLE XV.

RETENTION OF JURISDICTION.....................................................34
15.1. Scope of Jurisdiction...................................................34

                                  ARTICLE XVI.

MISCELLANEOUS PROVISIONS......................................................36
16.1. Notice of Entry of Confirmation Order and Relevant Dates................36
16.2. Payment of Statutory Fees...............................................36
16.3. No Interest or Attorneys'Fees...........................................36
16.4. Modification of the Plan................................................36
16.5. Revocation of Plan......................................................36
16.6. Exemption From Transfer Taxes...........................................37
16.7. Setoff Rights...........................................................37
16.8. Subordination Rights....................................................37
16.9. Compliance with Tax Requirements........................................37
16.10. Recognition of Guaranty Rights.........................................38
16.11. Compliance With All Applicable Laws....................................38
16.12. Discharge of Claims....................................................38
16.13. Injunctions............................................................38
16.14. Discharge of the Debtor................................................39
16.15. Exculpation............................................................41
16.16. Binding Effect.........................................................41
16.17. Notices42
16.18. Governing Law..........................................................43
16.19. Severability...........................................................44